EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-134156, 333-38606 and 333-124908) of Blue Dolphin Energy Company of our report dated April 1, 2025, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ UHY LLP
UHY LLP

Sterling Heights, Michigan

April 1, 2025